Exhibit 99.1

FOR IMMEDIATE RELEASE

SAEXPLORATION TO RESTATE FIRST QUARTER 2013 FINANCIAL STATEMENTS

CALGARY, AB – August 20, 2013 - SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCBB: SAEXW)(“SAE”) today provided an update on the previously disclosed review of questions associated with certain adjustments to direct operating expenses between the 2013 first quarter ended March 31, 2013 (“Q1 2013”) and the second quarter ended June 30, 2013 (“Q2 2013”). On August 19, 2013, SAE determined that it will restate, and that investors should not rely upon, its previously-filed interim financial statements for Q1 2013, following management’s discussion of the matter with the audit committee of SAE’s board of directors, and management’s and the audit committee’s discussions with SAE’s independent registered public accounting firm.

The restatement results from information that came to SAE’s attention in connection with the preparation and review of its Form 10-Q for Q2 2013, as reported in SAE’s August 13, 2013 press release announcing preliminary financial results for the six months ended June 30, 2013. Although the review is ongoing and additional items may need to be included in the restatement, certain adjustments have been identified relating to SAE’s operations in Papua New Guinea. As reported on August 13, 2013, these adjustments will change the allocation of direct operating expenses between Q1 2013 and Q2 2013. SAE believes that these adjustments may decrease Q1 2013 direct operating expenses by up to $1.3 million, resulting in restated net income for Q1 2013 of $6.2 million, up from as reported net income of $4.9 million.

Because of the time involved in restating Q1 2013, SAE will not timely file its Quarterly Report on Form 10-Q for Q2 2013. SAE expects Q2 2013 direct operating expenses to increase by approximately $1.7 million to $2.0 million. At this time, SAE cannot estimate net income for Q2 2013, but does not expect that possible further adjustments will change its expected range of net income for the six-months ended June 30, 2013 by more than $300,000 from the amounts reported in the August 13, 2013 press release.

SAE’s financial statements for Q1 2013 were included in SAE’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 28, 2013, which incorporated such financial statements by reference to its proxy statement/information statement dated May 31, 2013. SAE will amend that Form 8-K to reflect the restatement of those financial statements. It expects to file the Q1 2013 amendment on Form 8-K/A and its Form 10-Q for Q2 2013 as soon as possible.

In connection with the restatement, SAE is in the process of evaluating deficiencies in its internal control over financial reporting. As part of this evaluation, management may determine that a deficiency associated with the accounting for its Papua New Guinea operations constitutes a material weakness. SAE has begun taking immediate steps to remediate this potential deficiency and intends to take further action to remediate any other deficiencies that are identified as part of its evaluation of its internal control over financial reporting, which may include centralizing its accounting operations at one location.

About SAExploration Holdings, Inc.

SAE is a holding company of various subsidiaries which cumulatively form a geographically diversified seismic data acquisition company. SAE provides a full range of 2D, 3D and 4D seismic data services to its clients, including surveying, program design, logistical support, data acquisition, processing, camp services, catering, environmental assessment and community relations. SAE services its multinational client base from offices in Canada, Alaska, Peru, Columbia, Bolivia, Papua New Guinea, New Zealand and Brazil. SAE’s website is www.saexploration.com.

The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.

Forward Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the federal securities laws. These statements can be identified by the use of words or phrases such as "believes," "estimates," "expects," "intends," "anticipates," "projects," "plans" and variations of these words or similar words. These forward-looking statements include statements regarding the preparation and filing of restated financial statements and periodic reports, the errors that resulted in the decision that certain historical financial statements could no longer be relied upon, assessment of internal control deficiencies and consideration of measures to address the accounting and control issues noted herein. There can be no assurance that SAE's board of directors, audit committee, management or independent registered public accounting firm will not reach conclusions regarding the impact of the restatement that are different from management's current estimates or identify additional issues in connection with the restatement or that these issues will not require additional corrections to SAE's prior period financial statements. These statements are subject to risks and uncertainties which may cause actual results to differ materially from those stated in this release. These risks and uncertainties include the risk that additional information may become available in preparing and reviewing the financial statements would require SAE to make additional corrections, the cost, time and effort required to complete the restatement of the financial statements, the ramifications of SAE's potential inability to timely file periodic and other reports with the Securities and Exchange Commission, including potential delisting of SAE's common stock on NASDAQ and the risk of litigation or governmental investigations or proceedings relating to these matters. Certain risks and uncertainties related to our business are or will be described in greater detail in our filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts:
SAExploration Holdings, Inc.	The Equity Group Inc.
Brent Whiteley	Devin Sullivan
Chief Financial Officer and General Counsel	Senior Vice President
713-816-6392	212-836-9608
bwhiteley@saexploration.com	dsullivan@equityny.com

Thomas Mei, Associate
212-836-9614
tmei@equityny.com